UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

Filed by the Registrant  ☒                            Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary proxy statement

☐	Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2))

☒	Definitive proxy statement

☐	Definitive additional materials

☐	Soliciting material pursuant to §240.14a-12

Travelzoo Inc.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of filing fee (Check the appropriate box):

☒	No fee required

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

	1)	Title of each class of securities to which transaction applies:

	2)	Aggregate number of securities to which transaction applies:

	3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

	4)	Proposed maximum aggregate value of transaction:

	5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	1)	Amount Previously Paid:

	2)	Form, Schedule or Registration Statement No.:

	3)	Filing Party:

	4)	Date Filed:

Travelzoo Inc.
590 Madison Avenue, 37th Floor
New York, NY 10022

April 5, 2012

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Travelzoo Inc. on May 18, 2012. We will hold the meeting at 590 Madison Avenue, 37th Floor, New York, NY 10022 at 10:00 a.m. local time.

In connection with the meeting, we enclose a notice of the meeting, a proxy statement and a proxy card. Detailed information relating to Travelzoo’s activities and operating performance is contained in our 2011 Annual Report on Form 10-K, as filed with the Securities and Exchange Commission, which is also enclosed.

Whether or not you plan to attend the Annual Meeting of Stockholders, please vote your shares via mail with the enclosed proxy card. Please note that you can attend the meeting and vote in person, even if you have previously voted by proxy. If you plan to attend the meeting in person, please provide advance notice to Travelzoo by checking the box on your proxy card. In addition, you may provide notice to Travelzoo that you plan to attend in person by delivering written notice to Travelzoo’s Corporate Secretary at 590 Madison Avenue, 37th Floor, New York, New York 10022.

If you hold your shares in street name through a bank, broker, or other nominee, please bring identification and proof of ownership, such as an account statement or letter from your bank or broker, for admittance to the meeting. An admission list containing the names of all of those planning to attend will be placed at the registration desk at the entrance to the meeting. You must check in to be admitted.

Travelzoo will make available an alphabetical list of stockholders entitled to vote at the meeting for examination by any stockholder during ordinary business hours at Travelzoo’s principal executive offices, located at 590 Madison Avenue, 37th Floor, New York, New York 10022, for ten days prior to the meeting. A stockholder may examine the list for any legally valid purpose related to the meeting.

On behalf of the entire Board of Directors, we look forward to seeing you at the meeting.

Sincerely,

HOLGER BARTEL
Chairman of the Board of Directors

TRAVELZOO INC.

590 Madison Avenue

37th Floor

New York, New York 10022

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On May 18, 2012

To the Stockholders of Travelzoo Inc.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Travelzoo Inc., a Delaware corporation, will be held on Friday, May 18, 2012, at 10:00 a.m., local time, at 590 Madison Avenue, 37th Floor, New York, NY 10022, for the following purposes:

1.	To elect five directors for terms expiring in 2013;

2.	To approve the issuance of shares of common stock on exercise of options, under a nonqualified Stock Option Agreement, granted to the Company’s Chief Financial Officer and the Company’s President, North America;

3.	To hold an advisory vote on executive compensation; and

4.	To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement of the Annual Meeting.

Only stockholders of record at the close of business on March 23, 2012 may vote at the Annual Meeting. Your vote is important. Whether you plan to attend the Annual Meeting or not, please cast your vote by completing, dating and signing the enclosed proxy card and returning it via mail to the address indicated. If you attend the meeting and prefer to vote in person, you may do so even if you have previously voted by proxy.

By Order of the Board of Directors,

TRAVELZOO INC.

GLEN CEREMONY
Corporate Secretary

PROXY STATEMENT

FOR THE TRAVELZOO INC.

2012 ANNUAL MEETING OF STOCKHOLDERS

INFORMATION ABOUT THE ANNUAL MEETING

Why am I receiving these proxy materials?

Travelzoo’s Board of Directors is soliciting proxies to be voted at the 2012 Annual Meeting of Stockholders. This proxy statement includes information about the issues to be voted upon at the meeting.

On or about April 5, 2012, we intend to mail and send electronically a notice that describes how you would access electronically these proxy materials to all stockholders of record at the close of business on March 23, 2012. On the record date, there were 15,961,553 shares of our common stock outstanding.

Where and when is the Annual Meeting?

The Annual Meeting of Stockholders will take place on May 18, 2012 at 590 Madison Avenue, 37th Floor, New York, NY 10022. The meeting will begin at 10:00 a.m. local time.

What am I voting on?

Stockholders will vote on three items:

•	The election to the Board of Directors of the five nominees named in this Proxy Statement;

•

The approval of the issuance of shares of common stock on exercise of options, under a nonqualified Stock Option Agreement, granted to the Company’s Chief Financial Officer and the Company’s President, North America; and

•	An advisory vote on executive compensation.

How many votes do I have?

You have one vote for each share of our common stock that you owned at the close of business on March 23, 2012, the record date. These shares include:

•	Shares held directly in your name as the “stockholder of record” and

•	Shares held for you as the beneficial owner through a broker, bank, or other nominee in “street name.”

If I am a stockholder of record, how can I vote my shares?

You can vote by proxy or in person.

How do I vote by proxy?

If you are a stockholder of record, you may vote your proxy by mail. If you receive a paper copy of the Proxy Statement, simply mark the enclosed proxy card, date and sign it, and return it in the postage paid envelope provided. If you receive the Proxy Statement via e-mail, please print the attached proxy card, date and sign it, and return it via mail to Travelzoo Inc., Attention: Corporate Secretary, 800 W. El Camino Real, Suite 275, Mountain View, CA 94040.

If you vote by proxy, the persons named on the card (your “proxies”) will vote your shares in the manner you indicate. You may specify whether your shares should be voted for all, some or none of the nominees for director or any other proposals properly brought before the Annual Meeting. If you sign your proxy card and do not indicate specific choices, your shares will be voted “FOR” the election of all nominees for director, “FOR” Proposal 2 and “FOR” Proposal 3. If any other matter is properly brought before the meeting, your proxies will vote in accordance with their best judgment. At the time of submitting this Proxy Statement for printing, we knew of no matter that will be acted on at the Annual Meeting other than those discussed in this Proxy Statement.

If you wish to give a proxy to someone other than the persons named on the enclosed proxy card, you may strike out the names appearing on the card and write in the name of any other person, sign the proxy, and deliver it to the person whose name has been substituted.

May I revoke my proxy?

If you give a proxy, you may revoke it in any one of three ways:

•	Submit a valid, later-dated proxy before the Annual Meeting,

•	Notify our Corporate Secretary in writing before the Annual Meeting that you have revoked your proxy, or

•	Vote in person at the Annual Meeting.

How do I vote in person?

If you are a stockholder of record, you may cast your vote in person at the Annual Meeting.

If I hold shares in street name, how can I vote my shares?

You can submit voting instructions to your broker or nominee. In most instances, you will be able to do this over the Internet or by mail. Please refer to the voting instruction card included in the materials provided by your broker or nominee.

What vote is required to approve each proposal?

Each share of our common stock is entitled to one vote with respect to each matter on which it is entitled to vote. Our directors are elected by a plurality of votes, which means that the nominees who receive the greatest number of votes will be elected. Under our bylaws, a majority of the shares present at the meeting in person or by proxy is required for approval of all other items.

In order to have a valid stockholder vote, a stockholder quorum must exist at the Annual Meeting. A quorum will exist when stockholders holding a majority of the outstanding shares of our stock are present at the meeting, either in person or by proxy.

If a broker indicates on its proxy that it does not have authority to vote certain shares held in “street name” on particular proposals, the shares not voted (“broker non-votes”) will not have any effect with respect to such proposals. Broker non-votes occur when brokers do not have discretionary voting authority on certain proposals and the beneficial owner has not instructed the broker how to vote on these proposals.

To approve, on an advisory non-binding basis, the Company’s executive compensation, the affirmative vote of a majority of the shares present at the meeting in person or by proxy is required for approval. Abstentions will have the same effect as negative votes. Broker non-votes will not be considered as present and will not be counted for the purpose of determining whether the proposals have been approved.

Azzurro Capital Inc., whose beneficial owner is Ralph Bartel, holds an aggregate of 8,500,000 shares of our common stock, representing approximately 53.3% of the outstanding shares, as of March 23, 2012. Azzurro Capital Inc. has indicated that it intends to vote in favor of all of the director nominees, in favor of approval of the issuance of shares of common stock on exercise of options granted to our Chief Financial Officer and President, North America, and in favor of approval of the Company’s executive compensation.

Who is paying the costs of soliciting these proxies?

We are paying the cost of preparing, printing, mailing and otherwise distributing these proxy materials. We will reimburse banks, brokerage firms, and others for their reasonable expenses in forwarding proxy materials to beneficial owners and obtaining their instructions. A few of our officers and employees may also participate in the solicitation, without additional compensation, by telephone, e-mail, other electronic means, or in person.

Where can I find the voting results of the meeting?

We intend to announce preliminary voting results at the meeting. We will publish the final results in a report on Form 8-K, which we intend to file on or before May 24, 2012. You can obtain a copy of the Form 8-K by logging on to Travelzoo’s investor relations website at www.travelzoo.com/ir, by calling the Securities and Exchange Commission at (800) SEC-0330 for the location of the nearest public reference room, or through the EDGAR system at www.sec.gov. Information on our website does not constitute part of this proxy statement.

ELECTION OF DIRECTORS (PROPOSAL 1)

Under Travelzoo’s bylaws, the number of directors of Travelzoo is fixed, and may be increased or decreased from time to time, by resolution of the Board of Directors. Each director holds office for a term of one year, until the annual meeting of stockholders next succeeding the director’s election and until a successor is elected and qualified or until the earlier resignation or removal of the director. Holger Bartel, Ralph Bartel, David J. Ehrlich, Donovan Neale-May, and Kelly M. Urso are currently directors of Travelzoo.

Nominees for a One-Year Term That Will Expire in 2013:

The ages, principal occupations, directorships held and other information as of March 23, 2012, with respect to our nominees are shown below.

Name	Age	Position
Holger Bartel, Ph.D.(2)	45	Chairman of the Board of Directors
Ralph Bartel, Ph.D.	46	Director
David J. Ehrlich(1)	49	Director
Donovan Neale-May(1)(3)	59	Director
Kelly M. Urso(1)(2)(3)	46	Director

(1)	Member of the Audit Committee
(2)	Member of the Compensation Committee
(3)	Member of the Disclosure Committee

Each of the director nominees listed above was elected to be a director at the Company’s Annual Meeting of Stockholders held on June 2, 2011. Our Board of Directors has determined that each of Mr. Ehrlich, Mr. Neale-May, and Ms. Urso meet the independence requirements of the listing standards of the NASDAQ Stock Market (the “NASDAQ”).

Holger Bartel, Ph.D., has served as a Chairman of the Board of Directors since July 2010 after serving as a Director from June 2005 to June 2010. Mr. Bartel served as a consultant to the Company from July 2010 through September 2011 and became an employee of the Company in October 2011 serving as the Head of Strategy. Mr. Bartel served as Chief Executive Officer from October 2008 to June 2010, after serving as Executive Vice President from September 1999 to November 2007. From 1995 to 1998, Mr. Bartel worked as an Engagement Manager at McKinsey & Company in Los Angeles. From 1992 to 1994, Mr. Bartel was a research fellow at Harvard Business School. Mr. Bartel holds a Ph.D. in Economics and an MBA in Finance and Accounting from the University of St. Gallen, Switzerland. He is the brother of Ralph Bartel.

Areas of Holger Bartel’s relevant experience: Deep knowledge of Travelzoo’s operations, Internet, strategy, management of growth companies, travel, international management.

Ralph Bartel, Ph.D., founded Travelzoo in May 1998 and has served as a Director since July 2010 after serving as Chairman of the Board of Directors from May 1998 to June 2010. From May 1998 to September 2008, Mr. Bartel served as Travelzoo’s Chief Executive Officer and President. Mr. Bartel is a professionally trained journalist who also holds a Ph.D. in Communications from the University of Mainz, Germany, a Master’s degree in Journalism from the University of Eichstaett, Germany, and a Ph.D. in Economics and an MBA in Finance and Accounting from the University of St. Gallen, Switzerland. He is the brother of Holger Bartel.

Areas of Ralph Bartel’s relevant experience: Media, journalism, Internet, finance, start-up experience.

David J. Ehrlich has served as a Director since February 1999. Mr. Ehrlich currently serves as the CEO of Aktana, the leader in actionable analytics for sales force effectiveness. Before Aktana, Mr. Ehrlich was an Executive in Residence with Mohr Davidow Ventures. From March 2007 to January 2010, Mr. Ehrlich served as Chief Executive Officer of ParAccel, Inc., a technology company. From 2003 to 2006, Mr. Ehrlich was Senior Vice President, Marketing and Chief Strategy Officer of NetIQ Corporation. From 1998 to 2002, Mr. Ehrlich was Vice President, Product Management and Strategic Partnering for Visual Networks, Inc. From 1993 to 1998, Mr. Ehrlich worked as a consultant for McKinsey & Company. Mr. Ehrlich holds a bachelor’s degree in Sociology with honors and distinction from Stanford University, a Master’s degree in Industrial Engineering from Stanford University, and an MBA from Harvard Business School.

Areas of Mr. Ehrlich’s relevant experience: Technology, corporate development, mergers & acquisitions.

Donovan Neale-May has served as a Director since February 1999. Mr. Neale-May is the president and managing partner of GlobalFluency, Inc., a global organization of independent marketing and communication firms with 70 offices in over 40 countries. Since 1987, Mr. Neale-May has been managing and running his own marketing and public relations agency business, Neale-May & Partners, operating from Silicon Valley and New York offices. Previously, Mr. Neale-May held senior positions with marketing, promotions and public relations agencies, such as Ogilvy & Mather, in Silicon Valley, New York, London and Los Angeles. During his 30 years as an international marketing and brand strategist, Mr. Neale-May has consulted with over 300 leading multi-nationals, new venture starts and emerging growth companies. Mr. Neale-May is the founder and executive director of the Chief Marketing Officer (CMO) Council, a global affinity network of more than 6,000 senior marketing and branding executives controlling some $300 billion in aggregated annual marketing spend. Mr. Neale-May is a journalism graduate of Rhodes University in South Africa and serves on the board of governors for this leading institution and the board of trustees for the Rhodes University Trust, USA. He is also an adjunct professor at Seoul National University in South Korea.

Areas of Mr. Neale-May’s relevant experience: Brand strategy, public relations, marketing, international management.

Kelly M. Urso has served as a Director since February 1999. Since 2003, Ms. Urso has been a principal at K. M. Urso & Company, LLC, a firm that provides U.S. and international tax consulting and compliance services. From 2001 to 2003, Ms. Urso was a tax attorney with Reynolds & Rowella LLP. From 1997 to 2001, Ms. Urso was the leader of the expatriate tax group at General Electric International, Inc. Ms. Urso holds a bachelor’s degree in business administration from the University of Cincinnati and a Juris Doctor degree from the Thomas M. Cooley Law School in Lansing, Michigan.

Areas of Ms. Urso’s relevant experience: Tax planning, tax compliance, international management.

The Board of Directors is not aware that any nominee named in this Proxy Statement is unwilling or unable to serve as a director. If, however, a nominee is unavailable for election, your proxy authorizes the named designees to vote for a replacement nominee if the Board of Directors names one.

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THESE NOMINEES.

The Board of Directors believes that each director nominee possesses the qualities and experience it believe that nominees should possess. The Board of Directors seeks out, and the Board of Directors is comprised of, individuals whose background and experience complement those of other Board members.

APPROVAL OF STOCK OPTIONS (PROPOSAL 2)

The Company entered into a Nonqualified Stock Option Agreement (the “Stock Option Agreement”) with Mr. Ceremony and Ms. Tafoya (the “Optionee”) on January 23, 2012, pursuant to which the Company granted each person the option (the “Option”) to purchase 50,000 shares (for an aggregate total of 100,000 shares) of the Company’s common stock. The options will begin to partly vest on January 23, 2012. Stockholders are being asked to approve the issuance of common stock which is issuable to Mr. Ceremony and Ms. Tafoya upon exercise of the Option. The principal terms of the Stock Option Agreement are summarized below. The following summary is qualified in its entirety by the full text of the Stock Option Agreement, which is incorporated herein by reference to Exhibit 10.1 and 10.2 to the Company’s report on Form 8-K, filed March 30, 2012.

Exercisability of Option

The exercise price of the Option is $28.98 per share. The Option will become exercisable in accordance with the following schedule:

•	Twenty five percent (25%) of the Option will vest on January 23, 2013

•	Twenty five percent (25%) of the Option will vest on January 23, 2014

•	Twenty five percent (25%) of the Option will vest on January 23, 2015

•	Twenty five percent (25%) of the Option will vest on January 23, 2016

Mr. Ceremony and Ms. Tafoya must exercise the Option by January 23, 2022; after such date, the Option will expire.

Exercise of Option

Optionee may exercise, in whole or in part, the Option by delivering to the Company not less than 30 days prior to the exercise date (or such shorter period the Company may approve) a written notice of exercise, designating the number of shares to be purchased, along with payment of the full amount of the purchase price of the shares being purchased. The purchase price may be paid in cash or, in the discretion of the Board of Directors, by tender of shares of common stock already owned by Optionee or other method.

Adjustment of Option

As is customary in stock option agreements of this nature, the number of shares subject to the Option and exercise price are subject to adjustment in the event there is any change in the number of shares of outstanding common stock of the Company by reason of a stock dividend, recapitalization, merger, consolidation, split-up, combination, exchange of shares or other similar event.

Transfer Restrictions

The Option is not transferable by Optionee other than by will or the laws of descent and distribution and may be exercised during Optionee’s lifetime only by him or his guardian or legal representative.

Effect of Termination of Employment

If Optionee’s employment with the Company is terminated, including in the event of his death or disability, any portion of the Option which is not then exercisable will immediately terminate. With respect to any portion of the Option which is then exercisable on the date of termination of employment, Optionee (or, in the event of his death, his legatee(s) under his last will, or his personal representatives or distributes) may exercise the Option for a period of three (3) months following such termination, but in no event after January 23, 2022.

Registration

The Company will register the shares of common stock made available under the Stock Option Agreement under the Securities Act of 1933, as amended.

Federal Income Tax Consequences

The Company is generally entitled to a Federal income tax deduction in an amount equal to the difference between the exercise price of the Option and the fair market value of the shares at the time of exercise, and Optinee would generally recognize taxable income in that amount.

Personal Interest

Mr. Ceremony is the Chief Financial Officer of the Company and Ms. Tafoya is the President, North America.

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE STOCK OPTION AGREEMENT.

ADVISORY VOTE ON EXECUTIVE COMPENSATION (PROPOSAL 3)

Recently enacted federal legislation (Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) requires that we include in this Proxy Statement a non-binding stockholder vote on our executive compensation as described in this Proxy Statement (commonly referred to as “Say-on-Pay”).

We encourage stockholders to review the Compensation Discussion and Analysis included herein. Our executive compensation program has been designed to pay for performance and align our compensation programs with business strategies focused on longterm growth and creating value for stockholders while also paying competitively and focusing on the total compensation perspective. We feel this design is evidenced by the following:

•

We provide a significant portion of our total compensation in the form of performance-based compensation; for example, approximately 6% to 36% of our named executive officers’ total compensation for 2011 was in the form of performance-based compensation based on the achievement of quarterly corporate financial measures such as revenue, operating income and the number of subscribers to the Company’s publications.

The Board of Directors strongly endorses the Company’s executive compensation program and recommends that stockholders vote in favor of the following resolution:

RESOLVED, that the stockholders approve the compensation of our named executive officers, as disclosed pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis and the tabular and narrative disclosure in the Company’s proxy statement for its 2012 Annual Meeting of Stockholders.

Because the vote is advisory, it will not be binding upon the Board of Directors or the Compensation Committee and neither the Board of Directors nor the Compensation Committee will be required to take any action as a result of the outcome of the vote on this proposal. The Compensation Committee will consider the outcome of the vote when considering future executive compensation arrangements.

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THIS PROPOSAL.

Board Meetings and Committees

The Board of Directors has appointed an Audit Committee, a Compensation Committee, and a Disclosure Committee. Below is a table indicating the membership of each of the Audit Committee, Compensation Committee, and Disclosure Committee and how many times the Board of Directors and each such committee met in fiscal year 2011. Each of Mr. Holger Bartel, Mr. Ralph Bartel, Mr. Ehrlich, Mr. Neale-May, and Ms. Urso attended at least 75 percent of the total number of meetings of the Board of Directors and of the committees on which he or she serves.

	Board	Audit	Compensation	Disclosure
Mr. Holger Bartel	Chair		Member
Mr. Ralph Bartel	Member
Mr. Ehrlich	Member	Chair
Mr. Neale-May	Member	Member		Member
Ms. Urso	Member	Member	Chair	Chair
Number of 2011 Meetings	4	4	1	4

The Company does not require that directors attend the Annual Meeting.

Audit Committee

The Audit Committee’s primary responsibilities are to oversee and monitor (i) the integrity of Travelzoo’s financial statements, (ii) the qualifications and independence of our independent registered public accounting firm, (iii) the performance of our independent registered public accounting firm and internal audit staff, and (iv) the compliance by Travelzoo with legal and regulatory requirements. A complete description of the committee’s responsibilities is set forth in its written charter. A copy the written charter can be found in Appendix A of our 2008 Proxy Statement. The Audit Committee is responsible for appointing the independent registered public accounting firm and is directly responsible for the compensation and oversight of the work of our independent registered public accounting firm. The Audit Committee is composed solely of independent directors as defined in the listing standards of the NASDAQ. The Board has determined that Mr. Neale-May qualifies as an audit committee financial expert within the meaning of the regulations of the Securities and Exchange Commission (“SEC”).

Compensation Committee

The Compensation Committee reviews and approves the compensation and benefits for the Company’s executive officers and directors, and makes recommendations to the Board of Directors regarding such matters. The Compensation Committee also approves the Company’s non-equity incentive plans. The Compensation Committee further reviews and discusses with management the Compensation Discussion and Analysis section of this Proxy Statement. The Compensation Committee does not have a charter. The Report of the Compensation Committee is included herein. The Company is not required to have a Compensation Committee consisting entirely of independent directors since it is a “Controlled Company” under NASDAQ Rule 5615(c), on account of the stock ownership by Azzurro Capital Inc.

Disclosure Committee

The Disclosure Committee’s primary responsibilities are (i) to design, establish and evaluate controls and other procedures that are designed to ensure the accuracy and timely disclosure of information to the SEC and investment community and (ii) to review and supervise preparation of all SEC filings, press releases and other broadly disseminated correspondence.

Nominating Committee

Travelzoo does not have a nominating committee of the Board of Directors. Since it is a “Controlled Company” as referred to above, such a committee is not required. Through its share ownership, Azzurro Capital Inc. is in a position to control Travelzoo and to elect our entire Board of Directors. Azzurro Capital Inc. considers candidates for director nominees.

The Board’s Role in Risk Oversight

The full Board oversees enterprise risk as part of its role in reviewing and overseeing the implementation of the Company’s strategic plans and objectives. The risk oversight function is administered both in full Board discussions and in individual committees that are tasked by the Board with oversight of specific risks. On a regular basis, the Board and its committees receive information and reports from management on the status of the Company and the risks associated with the Company’s strategy and business plans. In addition, the Audit Committee reviews the Company’s risk assessment and risk management policies and procedures at least annually, including steps taken to monitor and control such exposures. The Board believes the continuity of Board membership, as well as the independent directors constituting a majority of the Board and separation of the roles of Chairman and Chief Executive Officer, encourage open discussion and assessment of the Company’s ability to manage its risks.

Communications with Directors

The board has established a process to receive communications from stockholders. Stockholders and other interested parties may contact any member (or all members) of the board, or the non-management directors as a group, any board committee or any chair of any such committee by mail. To communicate with the Board of Directors, any individual directors or any group or committee of directors, correspondence should be addressed to the Board of Directors or any such individual directors or group or committee of directors by either name or title. All such correspondence should be sent “c/o Corporate Secretary” at Travelzoo Inc., 590 Madison Avenue, 37th Floor, New York, NY 10022.

All communications received as set forth in the preceding paragraph will be opened by the Corporate Secretary for the sole purpose of determining whether the contents represent a message to our directors. Any contents that are not in the nature of advertising, promotions of a product or service, patently offensive material or matters deemed inappropriate for the Board of Directors will be forwarded promptly to the addressee. In the case of communications to the board or any group or committee of directors, the Corporate Secretary will make sufficient copies of the contents to send to each director who is a member of the group or committee to which the correspondence is addressed.

Audit Committee Report

The information contained in this report shall not be deemed to be “soliciting material” or “filed” with the SEC or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), except to the extent that Travelzoo specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act.

The Audit Committee oversees Travelzoo’s financial reporting process on behalf of the Board of Directors. Management is primarily responsible for the financial statements and reporting processes including the systems of internal controls, while the independent auditors are responsible for performing an independent audit of Travelzoo’s consolidated financial statements in accordance with auditing standards of the Public Company Accounting Oversight Board (“PCAOB”), and expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States.

In this context, the committee has met and held discussions with management and the independent auditors regarding the Company’s audited consolidated financial statements for the fiscal year ended December 31, 2011. The committee discussed with Travelzoo’s independent auditors the overall scope and plan for their audit. The committee met, at least quarterly, with the independent auditors, with and without management present, and discussed the results of their examinations, their evaluations of Travelzoo’s internal controls, and the overall quality of Travelzoo’s financial reporting. Management represented to the committee that Travelzoo’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States. The committee has reviewed and discussed the consolidated financial statements with management and the independent auditors, including their judgments as to the quality, not just the acceptability, of Travelzoo’s accounting principles and such other matters as are required to be discussed with the committee under auditing standards of the PCAOB.

Travelzoo’s independent auditors also provided to the committee the written disclosures required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the audit committee concerning independence, and the committee discussed with the independent auditors that firm’s independence, including those matters required to be discussed by Statement on Auditing Standards No. 61, as amended.

In reliance on the reviews and discussions referred to above, the committee recommended to the Board of Directors (and the Board of Directors has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2011 filed with the SEC. The committee has not yet selected Travelzoo’s independent auditors for fiscal year 2012.

While the committee has the responsibilities and powers set forth in its charter, it is not the duty of the committee to plan or conduct audits or to determine that Travelzoo’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the independent auditors. Nor is it the duty of the committee to conduct investigations or to assure compliance with laws and regulations or Travelzoo’s business conduct policies.

Audit Committee

David J. Ehrlich (Chair)
Donovan Neale-May
Kelly M. Urso

Director Compensation

Directors who are of the Company or its subsidiaries are entitled to receive certain retainers and fees. On June 22, 2011, the Compensation Committee reviewed its director compensation policy and determined that no adjustments to this director compensation policy were necessary. The retainers and meeting fees are as follows:

•	Annual board member retainer — $30,000;

•	Annual Audit Committee chair retainer — $30,000;

•	Fee for attendance of a board meeting — $1,680;

•	Fee for attendance of an Audit Committee meeting — $2,800;

•	Fee for attendance of a Disclosure Committee meeting — $1,680;

•	Fee for attendance of a Compensation Committee meeting — $2,800; and

•	Fee for attendance of a strategy meeting — $4,480.

We reimburse directors for out-of-pocket expenses incurred in connection with attending meetings. Mr. Ralph Bartel chose not to receive any compensation for his services.

The following table shows compensation information for Travelzoo’s directors for fiscal year ended December 31, 2011.

Name	Fees Earned or Paid in Cash ($)	Total ($)
Mr. Holger Bartel	34,820	34,820
Mr. Ralph Bartel	—	—
Mr. Ehrlich	82,400	82,400
Mr. Neale-May	59,120	59,120
Ms. Urso	61,920	61,920

Security Ownership of Certain Beneficial Owners and Management

The following table shows the amount of our common stock beneficially owned as of March 23, 2012 by (a) each director and nominee, (b) each named executive officer, (c) all executive officers and directors as a group, and (d) each person known by the Company, as of December 31, 2011, to beneficially own more than 5% of the outstanding shares of common stock of the Company. In general, shares “beneficially owned” include those shares a person has or shares the power to vote, or the power to dispose of.

Beneficial Ownership
Beneficial Owner	Number of Shares(1)	Percent of Total(2)
Directors and Named Executive Officers
Holger Bartel	—	—
Ralph Bartel(3)	8,500,000	53.3%
David J. Ehrlich	—	—
Glen Ceremony	—	—
Christopher Loughlin	—	—
Donovan Neale-May	—	—
Shirley Tafoya	—	—
Kelly M. Urso	525	*
Directors and executive officers as a group (8 persons)	8,500,525	53.3%
Persons Owning More Than 5% of Common Stock

*	Less than 1%
(1)	Except as otherwise indicated and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all their shares of common stock.
(2)	For each person and group indicated in this table, percentage ownership is calculated by dividing the number of shares beneficially owned by such person or group by the sum of 15,961,553 shares of common stock outstanding as of March 23, 2012, plus the number of shares of common stock that such person or group had the right to acquire within 60 days after March 23, 2012.
(3)	Ralph Bartel indirectly holds 100% of Azzurro Capital Inc., which is the holder of 8,500,000 shares, through the Ralph Bartel 2005 Trust.

Section 16(a) Beneficial Ownership Reporting Compliance

Under Section 16(a) of the Securities Exchange Act of 1934, the Company’s directors, executive officers and the beneficial holders of more than 10% of the Company’s common stock are required to file reports of ownership and changes in ownership with the SEC. Such directors, executive officers and beneficial holders of more than 10% of the Company’s common stock are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

To the Company’s knowledge, based solely on a review of the copies of such forms furnished to the Company or written representations from reporting persons, during fiscal 2011, all Section 16(a) filing requirements were satisfied on a timely basis, except the Form 3 for the hiring of Glen Ceremony as Chief Financial Officer on June 15, 2011, which was filed on July 15, 2011.

Code of Ethics

We have adopted a code of ethics that applies to our Chief Executive Officer and our Chief Financial Officer, who also serves as our principal accounting officer. This code of ethics is posted on our website located at corporate.travelzoo.com/governance. We intend to satisfy the disclosure requirement under Item 10 of Form 8-K regarding an amendment to, or waiver from, a provision of this code of ethics by posting such information on our website, at the address and location specified above. A copy of the code of ethics is also available in print to stockholders and interested parties without charge upon written request delivered to our Corporate Secretary at Travelzoo Inc., 590 Madison Avenue, 37th Floor, New York, NY 10022.

Executive Compensation

Compensation Discussion and Analysis

We hold annual votes on executive compensation, in accordance with shareholder recommendation made at the 2011 annual meeting. In light of last year’s shareholder approval the compensation for executives, there were no significant changes in executive compensation except for the granting of stock options to Mr. Ceremony and Ms. Tafoya to further align interests of these executives to stockholders.

Overview of Compensation Program

The following Compensation Discussion and Analysis, or “CD&A,” describes our overall compensation philosophy and the primary components of our compensation program. Furthermore, the CD&A explains the process by which the Compensation Committee, or “Committee”, determined the 2011 compensation for our Chief Executive Officer, Chief Financial Officer and other most highly compensated officers. We refer to these individuals collectively as the “named executives” or the “named executive officers.”

Compensation Philosophy and Objectives

The fundamental objectives of our executive compensation program are to attract and retain highly qualified executive officers, motivate these executive officers to materially contribute to our long-term business success, and align the interests of our executive officers and stockholders by rewarding our executives for individual and corporate performance based on targets established by the Committee.

We believe that achievement of these compensation program objectives enhances long-term profitability and stockholder value. The elements utilized to help achieve the Committee’s objectives include the following:

•

Accountability for Individual Performance. Compensation should in large part depend on the named executive’s individual performance in order to motivate and acknowledge the key contributors to our success.

•	Recognition for Business Performance. Compensation should take into consideration our overall financial performance and overall growth.

•	Attracting and Retaining Talented Executives. Compensation should generally reflect the competitive marketplace and be designed to attract and retain superior employees in key competitive positions.

We implement our compensation philosophy through setting base salaries for our executive officers, through the use of our executive bonus plan and through reviewing and approving other terms of employment agreements.

Compensation Determination Process

Compensation Committee Members. The Committee is responsible for establishing, overseeing and reviewing executive compensation policies and for approving, validating and benchmarking the compensation and benefits for named executive officers. The Committee is also responsible for determining the fees paid to our outside directors. The Committee includes Ms. Kelly M. Urso (Chair) and Mr. Holger Bartel. Ms. Urso satisfies the independence requirements of the NASDAQ. The Compensation Committee does not have a charter.

Role of Management. During 2011, the Committee engaged in its annual review of executive compensation with the goal of ensuring the appropriate combination of fixed and variable compensation linked to individual and corporate performance. In the course of its review, the Committee considered the advice and input of the Company’s CEO and data prepared by management, including a comparison of the current compensation of the named executive officers with publicly available industry data from The Wall Street Journal. The Wall Street Journal data utilized by the Committee included salary and total compensation information based on the title, job description, and geographic location of similarly situated executives. The most significant aspects of the CEO’s role in the compensation determination process are evaluating employee performance, establishing business performance targets, goals and objectives and recommending salary and bonus levels. The CEO does not participate in discussions regarding his compensation.

The Committee compared the compensation received by the Company’s named executive officers with the levels of compensation received by similarly situated executives in the same geographic location in light of the named executives’ responsibilities, performance, experience and tenure, in order to arrive at the total compensation package for each of the named executive officers. In some cases, the compensation package that the Committee awarded a named executive officer was at or below the median compensation received by executives per The Wall Street Journal data, while in other instances the compensation was higher due to the executive’s responsibilities, performance, experience and tenure.

The Committee did not engage an outside consulting firm to provide advice on executive compensation.

Components of Executive Compensation

The Committee has structured an executive compensation program comprised of base salary, cash bonus and non-equity incentive pay. In addition, the Committee has approved the grant of options to the Company’s Chief Financial Officer and President, North America, each for 50,000 shares of common stock as described under “Approval of Stock Options.”

Base Salary. The Committee considered two types of potential base salary increases for the named executive officers in 2011: (1) “merit increases” based upon each named executive’s individual performance; and/or (2) “market adjustments” based upon the salary range for similarly situated executives.

In determining merit increases, the Committee considers the specific responsibilities of the executive and the executive’s overall performance and tenure with the Company. In addition, the Committee also considers the CEO’s evaluation of each named executive officer in making the decision regarding merit increases.

The Committee determines any market adjustments based on the Committee’s comparison of the executive’s compensation with statistical information on average compensation for similarly situated executives that is publicly available through The Wall Street Journal.

The Committee increased the annual salary of Ms. Shirley Tafoya in 2011 from $530,000 to $542,000, effective July 1, 2011. Pursuant to the terms of Mr. Christopher Loughlin’s employment agreement entered into on November 18, 2009 under which Mr. Loughlin became the Company’s Chief Executive Officer beginning on July 1, 2010, Mr. Loughlin’s annual salary increased from $550,000 to $562,000 beginning on July 1, 2011. The Committee approved the annual salary of $450,000 for Mr. Ceremony effective upon the date hire of June 15, 2011.

Incentive Bonus Pay. In 2009, 2010 and 2011, Mr. Christopher Loughlin, Mr. Holger Bartel, Mr. Wayne Lee, Mr. Glen Ceremony and Ms. Shirley Tafoya also received incentive bonuses pursuant to the terms of their employment agreements.

Pursuant to the terms of Mr. Loughlin’s previous employment agreement dated May 16, 2005, as amended on July 12, 2006 and as amended on July 1, 2007, Mr. Loughlin was eligible to receive quarterly and annual bonuses. Mr. Loughlin’s bonuses were payable in British pounds and have been translated into U.S. dollars (at the rate of £1 = $1.54431) for the purposes of this summary. Mr. Loughlin was eligible to receive the following quarterly bonuses:

Criteria	Quarterly Bonus Payment
Revenue goal as defined in the official budget for Europe is met		$11,582
Net income goal as defined in the official budget for Europe is met		$11,582
Subscriber goal as defined in the official budget for Europe is met		$11,582
Performance evaluation by the Chairman of the Company	Up to $	11,582

Total maximum bonus per quarter	Up to $	46,328

Under the terms of the annual bonus plan set forth in Mr. Loughlin’s pervious employment agreement, Mr. Loughlin was eligible to receive 10% of Travelzoo Europe’s pro forma operating income generated from operations in the U.K., Germany and France from January 1, 2010 to June 30, 2010. The quarterly net income goal was met for the first quarter of 2010. Mr. Loughlin was paid 100% of his quarterly performance evaluation bonus for the first and second quarters of 2010. In determining the quarterly performance evaluation bonus for the first and second quarters of 2010, the Chairman of the Company considered factors such as the quality of Mr. Loughlin’s strategic management to ensure the long-term success of the Company’s business in Europe, the development of the Company’s talent in Europe, the quality of the content of the Company’s publications in Europe, and the development of the Travelzoo brand in Europe. For the first and second quarters of 2010, Mr. Loughlin received $34,747 and $285,165 pursuant to the quarterly and annual bonus plans, respectively, set forth in his employment agreement.

Pursuant to the terms of Mr. Loughlin’s current employment agreement dated November 18, 2009 and effective July 1, 2010, Mr. Loughlin is eligible to receive a quarterly Performance Bonus and a quarterly Discretionary Bonus. Mr. Loughlin was eligible to receive a quarterly Performance Bonus and a quarterly Discretionary bonus for the third and fourth quarters of 2010. The quarterly Performance Bonus is calculated as follows:

Criteria	Quarterly Bonus Payment
Worldwide revenue target for the quarter met AND there are no more than two Significant Customers AND no Significant Customer accounts for 17% or more of Worldwide consolidated revenue for the quarter	$20,000
Worldwide operating income target for the quarter met	$20,000
Worldwide subscriber target for the quarter met	$20,000

Total maximum Performance Bonus per quarter	$60,000

The quarterly target for worldwide operating income and revenue were not met during the year. The quarterly targets for worldwide subscribers were met for the first and third quarters of 2011. Mr. Loughlin received Performance Bonuses totaling $20,000 for each of the first and third quarters of 2011. Mr. Loughlin did not receive Performance Bonuses in the second and fourth quarter of 2011. For 2011, Mr. Loughlin received 17% of the maximum performance bonus. The Company believes that targets set for worldwide revenue, worldwide operating income and worldwide subscribers align with the Company’s desire to continue to grow the business. Since the individual targets are intended to be challenging, and since the separate targets related to different aspects of the Company’s performance, it is expected it will be difficult for all the targets to be achieved for any given year.

Mr. Loughlin is also eligible to receive a quarterly Discretionary Bonus of up to $20,000 per quarter. The Discretionary Bonus is to be determined by the Board of Directors at its sole and absolute discretion. In exercising such discretion, the Board of Directors will take into consideration Mr. Loughlin’s individual performance. In evaluating Mr. Loughlin’s individual performance during 2011, the Board of Directors considered factors such as the quality of Mr. Loughlin’s strategic management to ensure the long-term success of the Company, the development of the Company’s leadership talent, the quality of the content of the Company’s publications, and the development of the Travelzoo brand. Mr. Loughlin received Discretionary Bonuses of $15,000, $5,000, $10,000 and $13,500 for the first, second, third and fourth quarter, respectively in 2011.

Pursuant to the terms of Mr. Holger Bartel’s employment agreement dated September 17, 2008 and effective October 1, 2008, Mr. Bartel was eligible to receive a quarterly Performance Bonus and a quarterly Discretionary Bonus for the first and second quarters of 2010 as his employment terminated on June 30, 2010 as further described in the 2011 Proxy Statement. Mr. Bartel does not have any Performance Bonus or Discretionary Bonus pursuant to the terms of his employment agreement for Head of Strategy, which is effective October 1, 2011.

Pursuant to the terms of Mr. Lee’s employment agreement as amended on September 23, 2008, Mr. Lee was eligible to receive a quarterly Performance Bonus and a quarterly Discretionary Bonus. The quarterly Performance Bonus is calculated as follows:

Criteria	Quarterly Bonus Payment
Worldwide revenue target for the quarter met AND there are no more than two Significant Customers AND no Significant Customer accounts for 17% or more of Worldwide consolidated revenue for the quarter	$15,000
Worldwide operating income target for the quarter met	$15,000
Worldwide subscriber target for the quarter met	$15,000

Total maximum Performance Bonus per quarter	$45,000

The quarterly target for worldwide revenue was not met during the first and second quarter of 2011. The quarterly targets for worldwide subscribers were met for the first quarter of 2011. Mr. Lee received Performance Bonuses totaling $15,000 for 2011. For 2011 Mr. Lee received 17% of the maximum Performance Bonus. The Company believes that targets set for worldwide revenue, worldwide operating income and worldwide subscribers align with the Company’s desire to continue to grow the business. Since the individual targets are intended to be challenging, and since the separate targets related to different aspects of the Company’s performance, it is expected it will be difficult for all the targets to be achieved for any given year.

Mr. Lee was also eligible to receive a quarterly Discretionary Bonus of up to $15,000 per quarter. The Discretionary Bonus was to be determined by the Chief Executive Officer in his sole and absolute discretion. In exercising such discretion, the Chief Executive Officer took into consideration Mr. Lee’s individual performance. In evaluating Mr. Lee’s individual performance during 2011, the Chief Executive Officer considered factors such as Mr. Lee’s role as an advisor to the CEO on how to improve the Company’s financial performance, his initiatives to improve the Company’s management information systems, his leadership in the areas of corporate governance and business ethics, and the quality of his management of the Company’s relationships with the investment community. Mr. Lee received Discretionary Bonuses totaling $90,000, of which $50,000 was related to excess discretionary retention bonus, for 2011.

Pursuant to the terms of Ms. Tafoya’s employment agreement dated August 4, 2010 and effective July 1, 2010, Ms. Tafoya is eligible to receive a quarterly Performance Bonus and a quarterly Discretionary Bonus. Ms. Tafoya was eligible to receive a quarterly Performance Bonus and a quarterly Discretionary Bonus for each quarter during 2011. The quarterly Performance Bonus is calculated as follows:

Criteria	Quarterly Bonus Payment
North America revenue target for the quarter met AND there are no more than two Significant Customers AND no Significant Customer accounts for 17% or more of North America consolidated revenue for the quarter	$30,000
North America operating income target for the quarter met	$30,000
North America subscriber target for the quarter met	$30,000

Total maximum Performance Bonus per quarter	$90,000

The quarterly target for North America revenue was met for the first and fourth quarter of 2011. The quarterly targets for North America operating income were met for the first, third and fourth quarters of 2011. The quarterly targets for North America subscribers were met for each quarter of 2011. Ms. Tafoya received Performance Bonuses totaling $270,000 during 2011. For 2011 Ms. Tafoya received 75% of the maximum Performance Bonus. The Company believes that targets set for North America revenue, North America operating income and North America subscribers align with the Company’s desire to continue to grow the business. Since the individual targets are intended to be challenging, and since the separate targets related to different aspects of the Company’s performance, it is expected it will be difficult for all the targets to be achieved for any given year.

Ms. Tafoya is also eligible to receive a quarterly Discretionary Bonus of up to $30,000 per quarter. The Discretionary Bonus is to be determined by the Chief Executive Officer in his sole and absolute discretion. Ms. Tafoya was eligible to receive quarterly Discretionary Bonuses for each quarter of 2011. In exercising such discretion, the Chief Executive Officer will take into consideration Ms. Tafoya’s individual performance. In evaluating Ms. Tafoya’s individual performance during 2011, the Chief Executive Officer considered factors such as the quality of Mr. Tafoya’s strategic management to ensure the long-term success of the Company, the development of the Company’s leadership talent, the quality of the content of the Company’s publications, and the development of the Travelzoo brand. Ms. Tafoya received Discretionary Bonuses totaling $120,000 for 2011.

Pursuant to the terms of Mr. Ceremony’s employment agreement dated May 9, 2011 and effective June 15, 2011, Mr. Ceremony is eligible to receive a quarterly Performance Bonus and a quarterly Discretionary Bonus. Mr. Ceremony was eligible to receive a quarterly Performance Bonus and a quarterly Discretionary Bonus for the third and fourth quarters of 2011. The quarterly Performance Bonus was $37,500 and was guaranteed under the terms of his agreement. Also under the terms of Mr. Ceremony’s employment agreement, a sign on bonus of $75,000 was paid after six months of service. This was paid in the fourth quarter of 2011.

Mr. Ceremony was eligible to receive quarterly Discretionary Bonus of up to $12,500 per quarter. The Discretionary Bonus is to be determined by the Chief Executive Officer in his sole and absolute discretion. Mr. Ceremony was eligible to receive quarterly Discretionary Bonuses for the third and fourth quarter of 2011. In exercising such discretion, the Chief Executive Officer will take into consideration Mr. Ceremony’s individual performance. In evaluating Mr. Ceremony’s individual performance, the Chief Financial Officer considered factors such as Mr. Ceremony’s role as an advisor to the CEO on how to improve the Company’s financial performance, his initiatives to improve the Company’s management information systems, his leadership in the areas of corporate governance and business ethics, and the quality of his management of the Company’s relationships with the investment community. Mr. Ceremony received Discretionary Bonuses totaling $25,000 for 2011.

Other Compensation-Related Matters

Stock Options. See “Approval of Stock Options” for information relating to stock options granted to Mr. Ceremony and Ms. Tafoya.

Perquisites and Additional Benefits. The Company seeks to maintain an open and inclusive culture in its facilities and operations among executives and other Company employees. Accordingly, the Company does not provide executives with reserved parking spaces or separate dining or other facilities, nor does the Company have programs for providing personal-benefit perquisites to executives, such as club dues or defraying the cost of personal entertainment. Named executive officers and employees may seek reimbursement for business related expenses in accordance with our business expense reimbursement policy.

Employment Agreements. The Company has entered into employment agreements with the named executive officers, some of which contain severance and change of control provisions. The terms of such employment agreements are described in more detail below in Employment Agreements and Potential Payments Upon Termination or Change-in-Control. The Committee believes these agreements are appropriate for a number of reasons, including the following:

•	the agreements assist in attracting and retaining executives as we compete for talented employees in a marketplace where such agreements are commonly offered;

•	the change in control provisions require terminated executives to execute a release in order to receive severance benefits; and

•	the change in control and severance provisions help retain key personnel during rumored or actual acquisitions or similar corporate changes.

Compensation Committee Interlocks & Insider Participation

Holger Bartel was a consultant of the Company during a portion of last year, and became employed by the Company as Head of Strategy on October 1, 2011. In these roles, he earned $472,500 in salary and consulting fees during the last year.

Compensation Committee Report

The information contained in this report shall not be deemed to be “soliciting material” or “filed” with the SEC or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that Travelzoo specifically incorporates it by reference into a document filed under the Securities Act or the Exchange Act.

The Company’s Compensation Committee has reviewed and discussed the CD&A with management and, based on such review and discussions, the Compensation Committee recommended to the Company’s Board of Directors that the CD&A be included in this proxy statement on Schedule 14A.

Compensation Committee

Kelly M. Urso (Chair)
Holger Bartel

Summary Compensation Table

The following summary compensation table sets forth information concerning the compensation to our Chief Executive Officer, Chief Financial Officer and the three other most highly compensated executive officers during the fiscal year ended December 31, 2011, December 31, 2010 and December 31, 2009.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)		Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)		All Other Compensation ($)		Total ($)
Christopher Loughlin(3)	2011	556,500	43,500	(7)	—	40,000	(12)	46,555	(17)	686,555
Chief Executive Officer (effective July 1, 2010)	2010	435,608	20,000	(7)	—	379,912	(12)	61,886	(17)	897,406
	2009	324,418	3,371	(7)	3,468,000	824,705	(12)	52,036	(17)	4,672,530

Holger Bartel(4)	2011	150,000	—		—	—		366,500	(18)	516,500
Head of Strategy (effective	2010	200,000	40,000	(8)	—	60,000	(13)	257,398	(18)	557,398
October 1, 2011), Consultant and	2009	400,000	70,000	(8)	—	140,000	(13)	—		610,000
Chairman of the Board of Directors

Wayne Lee(5)	2011	140,000	97,369	(9)	—	15,000	(14)	18,162	(19)	270,531
Chief Financial Officer (ending June 14, 2011)	2010	240,000	41,119	(9)	—	90,000	(14)	1,500	(19)	372,619
	2009	240,000	46,517	(9)	—	105,000	(14)	1,500	(19)	393,017

Shirley Tafoya	2011	536,500	120,000	(10)	—	270,000	(15)	1,500	(20)	928,000
President, North America	2010	522,906	202,369	(10)	—	150,000	(15)	1,500	(20)	876,775
	2009	518,010	266,441	(10)	—	—		11,462	(20)	795,913

Glen Ceremony (6)	2011	245,455	25,000	(11)	—	150,000	(16)	1,500	(21)	421,955
Chief Financial Officer (effective June 15, 2011)

(1)	Under SEC rules, the values reported reflect the aggregate grant date fair value of grants of stock options to each of the listed officers in the years shown. We calculate the grant date fair value of stock options using the Black-Scholes option pricing model. For a more detailed discussion on the valuation model and assumptions used to calculate the fair value of our options, refer to notes 1 and 6 to the consolidated financial statements contained in our 2011 Annual Report on Form 10-K filed on February 21, 2012.
(2)	The amounts reflected in this column reflect the performance-based cash awards paid to the named executives pursuant to certain employment agreements, as discussed in the CD&A above.
(3)	Mr. Loughlin became the Chief Executive Officer on July 1, 2010. In 2009 and from January 1, 2010 to June 30, 2010, Mr. Loughlin served as Executive Vice President, Europe. Mr. Loughlin’s compensation for 2009 and from January 1, 2010 to June 30, 2010 is denominated in British pounds and was translated into U.S. dollars using the average 2009, and 2010 daily exchange rates of £1 = $1.55970, and £1 = $1.54431, respectively, as published on oanda.com.
(4)	Mr. Bartel served as Chief Executive Officer from October 1, 2008 to June 30, 2010. From July 1, 2010 to September 30, 2011, Mr. Bartel served as a consultant to the Company under the terms of an independent contractor agreement. Starting October 1, 2011, Mr. Bartel has been employed as Head of Strategy.
(5)	Mr. Lee’s served as Chief Financial Officer through June 14, 2011 and his employment terminated on July 27, 2011.
(6)	Mr. Ceremony became the Chief Financial Officer on June 15, 2011.
(7)	For 2011 and 2010, amount consists of discretionary bonuses earned per the terms of Mr. Loughlin’s employment agreement. For 2009, amount consists of a $3,371 bonus payment made to eligible employees of the Company as of the end of December 31, 2009.
(8)	Amount consists of discretionary bonuses earned per the terms of Mr. Holger Bartel’s employment agreement dated September 17, 2008 and effective October 1, 2008, as further described in the 2011 Proxy Statement.

(9)	For 2011, amount consists of $95,000 of discretionary bonuses earned per the terms of Mr. Lee’s employment agreement and $2,369 in bonus payments made to eligible employees of the Company as of the end of December 31, 2011. For 2010, amount consists of $38,750 of discretionary bonuses earned per the terms of Mr. Lee’s employment agreement and $2,369 in bonus payments made to eligible employees of the Company as of the end of December 31, 2010. For 2009, amount consists of $41,250 of discretionary bonuses earned per the terms of Mr. Lee’s employment agreement and $5,267 in bonus payments made to eligible employees of the Company as of the end of December 31, 2009.
(10)	For 2011, amount consists of $120,000 of discretionary bonuses earned per the terms of Ms. Tafoya’s employment agreement. For 2010, amount consists of $200,000 of discretionary bonuses earned per the terms of Ms. Tafoya’s employment agreement and $2,369 in bonus payments made to eligible employees of the Company as of the end of December 2010. For 2009, amount consists $262,500 of discretionary employee bonus awards and $3,941 in bonus payments made to eligible employees of the Company as of the end of December 2009.
(11)	Amount consists of $25,000 discretionary bonuses earned per the terms of Mr. Ceremony’s employment agreement.
(12)	Amounts consist of bonuses earned per the terms of Mr. Loughlin’s employment agreement.
(13)	Amount represents quarterly performance bonuses earned per the terms of Mr. Holger Bartel’s employment agreement.
(14)	Amount represents quarterly performance bonuses earned per the terms of Mr. Lee’s employment agreement.
(15)	Amount represents quarterly performance bonuses earned per the terms of Ms. Tafyoa’s employment agreement.
(16)	Amount represents quarterly performance bonuses earned per the terms of Mr. Ceremony’s employment agreement.
(17)	For 2011, amount consists of housing allowance of $45,055 and $1,500 of the Company’s matching contribution under the Company’s 401(k) Plan. For 2010, amount consists of the Company’s contribution of $11,243 to the Company’s UK Employee Pension Contribution Plan, $7,852 for premiums paid for private health insurance for Mr. Loughlin and his family, and housing allowance of $33,232, and $9,559 for relocation assistance. For 2009, amount consists of the Company’s contribution of $22,709 to the Company’s UK Employee Pension Contribution Plan, $12,300 for premiums paid for private health insurance for Mr. Loughlin and his family, and housing allowance of $17,027.
(18)	For 2011, amount consists of $322,500 in fees paid to Mr. Bartel pursuant to the terms of his consulting agreement for the period from January 1, 2011 to September 30, 2011 and $44,000 in director fees for 2011. For 2010 amount consists of $217,500 in fees paid to Mr. Bartel pursuant to the terms of his consulting agreement for the period from July 1, 2010 to December 31, 2010, $18,360 in director fees for the period from July 1, 2010 to December 31, 2010 and $21,538 for the pay- out of accrued vacation.
(19)	For 2011, amount consists of $16,662 for the pay-out of accrued vacation and $1,500 for the Company’s matching contributions of $1,500 under the Company’s 401(k) Plan. For 2010 and 2009, amount consists of the Company’s matching contribution of $1,500 under the Company’s 401(k) Plan.
(20)	For 2011 and 2010, amount consists of the Company’s matching contribution of $1,500 under the Company’s 401(k) Plan. For 2009, amount consists of $1,500 of the Company’s matching contribution of $1,500 under the Company’s 401(k) Plan and $9,962 for the pay-out of accrued vacation.
(21)	Amount consists of the Company’s matching contribution of $1,500 under the Company’s 401(k) Plan.

Grants of Plan-Based Awards in 2011

The following table sets forth certain information with respect to non-equity incentive plan awards granted to each of our named executive officers during the fiscal year ended December 31, 2011.

	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards
Name	Threshold ($)	Target ($)
Christopher Loughlin(1)	—	240,000
Holger Bartel	—	—
Wayne Lee(2)	—	90,000
Glen Ceremony(3)	—	150,000
Shirley Tafoya(4)	—	360,000

(1)	Amount represents the potential quarterly Performance Bonus payments under the terms of Mr. Loughlin’s employment agreement. For the first and second quarters of 2010, Mr. Loughlin was also eligible for an annual bonus payment which did not have a targeted payout amount, as the amount that Mr. Loughlin may receive for such bonus is not capped. The measurements for determining the Performance Bonus and annual payouts are described in the CD&A.
(2)	Amount represents the potential quarterly Performance Bonus payments under the terms of Mr. Lee’s employment agreement for the first and second quarters of 2011. The business measurements and performance goals for determining the Performance Bonus payout are described in the CD&A.
(3)	Amount represents the potential quarterly Performance Bonus payments under the terms of Mr. Ceremony’s employment agreement for 2011. The business measurements and performance goals for determining the Performance Bonus payout are described in the CD&A.
(4)	Amount represents the potential quarterly Performance Bonus payments under the terms of Ms. Tafoya’s employment agreement for 2011. The business measurements and performance goals for determining the Performance Bonus payout are described in the CD&A.

Outstanding Equity Awards at December 31, 2011

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date
Christopher Loughlin	75,000	225,000	(1)	14.97	11/18/2019

(1)	The options are exercisable in increments of 25% from and after July 1 of each year from 2011 through 2014, as long as Mr. Loughlin’s employment remains in effect at such dates.

Option Exercises and Stock Vested

For the year ended December 31, 2011, there were no options exercised by any of our named executive officers.

For the year ended December 31, 2011, there was no stock vested for any of our named executive officers.

Employment Agreements and Potential Payments Upon Termination or Change-in-Control

The Company has employment agreements with its named executive officers and certain other employees. The employment agreements as of December 31, 2011 with the Company’s named executive officers are described below.

Mr. Loughlin entered into an employment agreement with the Company on November 18, 2009, pursuant to which he became the Company’s Chief Executive Officer on July 1, 2010. The agreement has a four-year term. The Company may terminate the agreement, with or without cause, upon written notice to Mr. Loughlin. However, if Mr. Loughlin’s employment is terminated at any time without cause or if Mr. Loughlin’s employment is terminated at any time due to a change of control (as defined in the agreement) or if he is not offered a position of comparable pay and responsibilities in the same geographic area in which he worked immediately prior to a change of control, Mr. Loughlin will be entitled to receive his base salary and medical benefits for a twelve month period in exchange for executing a general release of claims as to the Company. Assuming that Mr. Loughlin was terminated by the Company as of December 31, 2011 without cause, Mr. Loughlin would have been entitled to receive $562,000 and the Company would incur additional expenses for medical benefits of approximately $19,375.

Mr. Loughlin is paid a base salary and is eligible to certain annual and quarterly bonuses. In connection with the agreement, on November 18, 2009 the Company granted Mr. Loughlin options to purchase 300,000 shares of the Company’s common stock. The Company provided relocation assistance and is providing a housing allowance to Mr. Loughlin in connection with his move from London to New York City. Mr. Loughlin is also entitled to participate in or receive such benefits under the Company’s employee benefit plans and policies and such other benefits which may be in effect from time to time and as are provided to similarly situated employees of the Company.

Mr. Loughlin agreed that the Company will own any discoveries and work product (as defined in the agreement) made during the term of his employment and to assign all of his interest in any and all such discoveries and work product to the Company. Furthermore, Mr. Loughlin agreed not to, directly or indirectly, perform services for, or engage in, any business competitive with the Company or solicit the Company’s customers or employees during the term of his employment and for a period of one year thereafter.

Mr. Wayne Lee entered into an employment agreement with the Company on December 9, 2005 as amended on September 23, 2008. Pursuant to the terms of the agreement, Mr. Lee was an at-will employee and the Company or Mr. Lee may terminate the agreement, with or without cause, upon two weeks prior written notice. Mr. Lee was not entitled to receive any severance or change of control benefits under the terms of the agreement. Mr. Lee was paid a base salary and was eligible to receive a quarterly Performance Bonus and a quarterly Discretionary Bonus (as defined in the agreement). In addition, Mr. Lee was entitled to participate in or receive such benefits under the Company’s employee benefits plans and policies as may be in effect from time to time. The agreement was terminated on July 27, 2011.

Mr. Lee agreed that the Company will own any discoveries and work product (as defined in the agreement) made during the term of his employment and to assign all of his interest in any and all such discoveries and work product to the Company. Furthermore, Mr. Lee agreed to not, directly or indirectly, perform services for, or engage in, any business competitive with the Company or solicit the Company’s customers or employees during the term of his employment and for a period of one year thereafter.

Ms. Shirley Tafoya entered into an employment agreement with the Company on August 4, 2010. Pursuant to the terms of the agreement, Ms. Tafoya is an at-will employee and the Company or Ms. Tafoya may terminate the agreement, with or without cause, with or without notice. However, if Ms. Tafoya’s employment is terminated at any time without cause, Ms. Tafoya will be entitled to receive her base salary for a twelve month period in exchange for executing a general release of claims as to the Company. Assuming that Ms. Tafoya was terminated by the Company as of December 31, 2011 without cause, Ms. Tafoya would have been entitled to receive $542,000. If Ms. Tafoya’s employment is terminated at any time due to a change of control (as defined in the agreement) or if she is not offered a position of comparable pay and responsibilities in the same geographic area in which she worked immediately prior to a change of control, Ms. Tafoya will be entitled to receive her base salary and medical benefits for a twelve month period in exchange for executing a general release of claims as to the Company. Assuming that Ms. Tafoya was terminated by the Company as of December 31, 2010 following a change of control of the Company, Ms. Tafoya would have been entitled to receive $542,000 and the Company would incur additional expenses for medical benefits of approximately $19,350.

Ms. Tafoya agreed that the Company will own any discoveries and work product (as defined in the agreement) made during the term of her employment and to assign all of her interest in any and all such discoveries and work product to the Company. Furthermore, Ms. Tafoya agreed to not, directly or indirectly, solicit the Company’s customers or employees during the term of her employment and for a period of one year thereafter.

Mr. Ceremony entered into an employment agreement with the Company on June 15, 2011. Pursuant to the terms of the agreement, Mr. Ceremony is an at-will employee and the Company or Mr. Ceremony may terminate the agreement, with or without cause, with or without notice. However, if Mr. Ceremony’s employment is terminated at any time without cause, Mr. Ceremony will be entitled to receive his base salary for a six month period in exchange for executing a general release of claims as to the Company. Assuming that Mr. Ceremony was terminated by the Company as of December 31, 2011 without cause, Mr. Ceremony would have been entitled to receive $225,000. If Mr. Ceremony’s employment is terminated at any time due to a change of control (as defined in the agreement) or if he is not offered a position of comparable pay and responsibilities in the same geographic area in which he worked immediately prior to a change of control, Mr. Ceremony will be entitled to receive his base salary and medical benefits for a six month period in exchange for executing a general release of claims as to the Company. Assuming that Mr. Ceremony was terminated by the Company as of December 31, 2011 following a change of control of the Company, Mr. Ceremony would have been entitled to receive $225,000 and the Company would incur additional expenses for medical benefits of approximately $8,670.

Mr. Ceremony agreed that the Company will own any discoveries and work product (as defined in the agreement) made during the term of his employment and to assign all of his interest in any and all such discoveries and work product to the Company. Furthermore, Mr. Ceremony agreed to not, directly or indirectly, solicit the Company’s customers or employees during the term of his employment and for a period of one year thereafter.

Certain Relationships and Related Party Transactions

The Company maintains policies and procedures to ensure that our directors, executive officers and employees avoid conflicts of interest. Our Chief Executive Officer and Chief Financial Officer are subject to our Code of Ethics and each signs the policy to ensure compliance. Our Code of Ethics requires our leadership to act with honesty and integrity, and to fully disclose to the Audit Committee any material transaction that reasonably could be expected to give rise to an actual or apparent conflict of interest. The Code of Ethics requires that our leadership obtain the prior written approval of the Audit Committee before proceeding with or engaging in any conflict of interest.

Our Audit Committee, with the assistance of legal counsel, reviews all related party transactions involving the Company and any of the Company’s principal shareholders or members of our board of directors or senior management or any immediate family member of any of the foregoing. A general statement of this policy is set forth in our audit committee charter, which was attached as Appendix A to our proxy statement for the 2008 Annual Meeting of Stockholders which has been filed with the SEC. However, the Audit Committee does not have detailed written policies and procedures for reviewing related party transactions. Rather, all facts and circumstances surrounding each related party transaction may be considered. If the Audit Committee determines that any such related party transaction creates a conflict of interest situation or would require disclosure under Item 404 of Regulation S-K, as promulgated by the SEC, the transaction must be approved by the Audit Committee prior to the Company entering into such transaction or ratified thereafter. The chair of the Audit Committee is delegated the authority to approve such transactions on behalf of the full committee, provided that such approval is thereafter reviewed by the committee. Transactions or relationships previously approved by the Audit Committee or in existence prior to the formation of the committee do not require approval or ratification.

Independent Public Accountants

KPMG LLP (“KPMG”) served as Travelzoo’s independent registered public accounting firm for our 2011 fiscal year. KPMG representatives are not expected to be present at the Annual Meeting or to make a formal statement. Consequently, representatives of KPMG will not be available to respond to questions at the meeting.

The Audit Committee has not yet selected our independent registered public accounting firm for our 2012 fiscal year. The Audit Committee annually reviews the performance of our independent registered public accounting firm and the fees charged for their services. This review has not yet been completed. Based upon the results of this review, the Audit Committee will determine which independent registered public accounting firm to engage to perform our annual audit. Stockholder approval of our accounting firm is not required by our bylaws or otherwise required to be submitted to the stockholders.

Principal Accountant Fees and Services

During fiscal year 2010 and 2011, KPMG charged fees for services rendered to Travelzoo as follows:

Service	2010 Fees	2011 Fees
Audit fees(1)	$928,072	$851,693
Audit-related fees	—	—
Tax fees	—	—
All other fees	—	—

Total	$928,532	$851,693

(1)	Audit fees consisted of fees for professional services rendered for the annual audit of Company’s consolidated financial statements and review of the interim consolidated financial statements included in the quarterly reports and audit services rendered in connection with other statutory or regulatory filings.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

The Audit Committee pre-approves all audit and permissible non-audit services provided by the Company’s independent registered public accounting firm. These services may include audit services, audit-related services, tax and other services. Pre-approval is generally provided for up to one year, and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent registered public accounting firm and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis. During 2010 and 2011, all services provided by KPMG were pre-approved by the Audit Committee in accordance with this policy.

Voting

Under the Delaware General Corporation Law and our certificate of incorporation and bylaws, the presence, in person or represented by proxy, of the holders of a majority of the outstanding shares of our stock is necessary to constitute a quorum of stockholders to take action at the Annual Meeting. Once a quorum of stockholders is established, the affirmative vote of a plurality of the shares, which are present in person or represented by proxy at the Annual Meeting, is required to elect each director. The affirmative vote of a majority of the shares entitled to vote and present in person or by proxy in favor of any other matter properly brought before the Annual Meeting is required to approve of such action.

Shares represented by proxies which are marked “vote withheld” with respect to the election of any person to serve on the Board of Directors will not be considered in determining whether such a person has received the affirmative vote of a plurality of the shares. Shares represented by proxies that are marked “abstain” with respect to any other proposal will not be considered in determining whether such proposal has received the affirmative vote of a majority of the shares and such proxies will not have the effect of a “no” vote.

Shares represented by proxies which deny the proxy-holder discretionary authority to vote on any proposal will not be considered in determining whether such proposal has received the affirmative vote of a majority of the shares and such proxies will have the effect of a “no” vote.

To approve, on an advisory non-binding basis, the Company’s executive compensation, the affirmative vote of a majority of the shares present at the meeting in person or by proxy is required for approval. Abstentions will have the same effect as negative votes. Broker non-votes will not be considered as present and will not be counted for the purpose of determining whether the proposals have been approved.

To approve, on an advisory non-binding basis, the frequency of the advisory vote on executive compensation, the frequency of the advisory vote on executive compensation receiving the greatest number of votes (every one, two or three years) will be considered the frequency approved by stockholders. Abstentions and broker non-votes will have no effect on such vote.

We know of no matters to come before the Annual Meeting except as described in this Proxy Statement. If any other matters properly come before the Annual Meeting, the proxies solicited hereby will be voted on such matters in accordance with the judgment of the persons voting such proxies.

Availability of the Proxy Materials

“IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON MAY 18, 2012.”

This Proxy Statement and 2011 Annual Report are available on the Internet at corporate.travelzoo.com/annualreport.

Stockholder Proposals for the 2013 Annual Meeting

Proposals of eligible stockholders intended to be presented at the 2013 Annual Meeting must be received by us by December 4, 2012 for inclusion in our proxy statement and proxy relating to that meeting. Upon receipt of any such proposal, we will determine whether or not to include such proposal in the proxy statement and proxy in accordance with regulations governing the solicitation of proxies.

If a stockholder wishes to present a proposal at Travelzoo’s 2013 Annual Meeting or to nominate one or more directors and the proposal is not intended to be included in Travelzoo’s proxy statement relating to that meeting, the stockholder must give advance written notice to Travelzoo by March 22, 2013. These requirements are separate from and in addition to the requirements a stockholder must meet to have a proposal included in our proxy statement.

Any such notice must be delivered or mailed to our Corporate Secretary, at Travelzoo Inc., 590 Madison Avenue, 37th Floor, New York, New York 10022. Any stockholder desiring a copy of our bylaws will be forwarded one upon written request.

Householding

As permitted by applicable law, only one copy of this Proxy Statement and Annual Report is being delivered to stockholders residing at the same address, unless such stockholders have notified the Company of their desire to receive multiple copies of the Proxy Statement.

The Company will promptly deliver, upon oral or written request, a separate copy of the Proxy Statement and Annual Report to any stockholder residing at an address to which only one copy was mailed. Requests for additional copies, or requests for a single copy to be delivered to a shared address should be directed to Investor Relations, Travelzoo Inc., 590 Madison Avenue, 37th Floor, New York, New York 10022 or by telephone at (212) 484-4900.

Other

We will bear the cost of solicitation of proxies. Proxies will be solicited by mail and also may be solicited by our executive officers and other employees personally or by telephone, but such persons will not be specifically compensated for such services. It is contemplated that brokerage houses, custodians, nominees and fiduciaries will be requested to forward the soliciting material to the beneficial owners of stock held of record by such persons and we will reimburse them for their reasonable expenses incurred in connection therewith.

Even if you plan to attend the meeting in person, please sign, date and return the enclosed proxy promptly in accordance with the instructions shown on the enclosed proxy. You have the power to revoke your proxy, at any time before it is exercised, by giving written notice of revocation to our Corporate Secretary or by duly executing and delivering a proxy bearing a later date, or by attending the Annual Meeting and casting a contrary vote. All shares represented by proxies received in time to be counted at the Annual Meeting will be voted. Your cooperation in giving this your immediate attention will be appreciated.

HOLGER BARTEL
Chairman of the Board of Directors

590 Madison Avenue, 37th Floor

New York, New York 10022

TRAVELZOO INC.

ANNUAL MEETING OF STOCKHOLDERS

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Glen Ceremony as his/her Proxy, with full power of substitution, to represent him/her at the Annual Meeting of Stockholders of Travelzoo Inc. (the “Company”) on May 18, 2012, or any adjournments or postponements thereof. If you do not indicate how you wish to vote, the proxy card will be voted for the election of all nominees to the Board of Directors under Proposal 1, for Proposal 2 and for Proposal 3, and as the Proxy may determine, in his discretion, with regard to any other matter properly presented at the meeting, or any adjournments or postponements thereof.

This proxy, when properly executed, will be voted as directed by the stockholder.

(Continued, and to be marked, dated and signed, on the other side)

TRAVELZOO INC.

Mailing Instructions

If you receive this proxy card via mail, please date and sign it, and return it in the postage paid envelope provided.

If you receive this proxy card via e-mail, please print the proxy card, date and sign it, and return it to:

Travelzoo Inc.

Attention: Corporate Secretary

800 W. El Camino Real, Suite 275

Mountain View, CA 94040

iDETACH PROXY CARD HERE: i

PROPOSALS – The Board of Directors recommends a vote FOR all the listed nominees and FOR Proposals 2 and 3.
1. ELECTION OF DIRECTORS	☐ FOR all nominees listed below (except as marked to the contrary, if any, below)	☐ WITHHOLD AUTHORITY to vote for all nominees listed below
Nominees: 01 Holger Bartel, 02 Ralph Bartel, 03 David Ehrlich, 04 Donovan Neale-May, 05 Kelly Urso.
(To withhold authority to vote for an individual, write that nominee’s name in the space provided below.)
2. APPROVAL OF STOCK OPTIONS		☐ FOR	☐ AGAINST	☐ ABSTAIN
3. ADVISORY VOTE ON EXECUTIVE COMPENSATION		☐ FOR	☐ AGAINST	☐ ABSTAIN
4. SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE SAID MEETING AND ANY POSTPONEMENT OR ADJOURNMENT THEREOF
The undersigned hereby acknowledges receipt of the Proxy Statement and 2011 Annual Report of Travelzoo Inc.
Date , 2012

(signature)

(signature, if jointly held)

Please sign exactly as name appears at left. If stock is jointly held each owner should sign. Executors, Administrators, Trustees, Guardians and Corporate Officers should indicate their fiduciary capacity or full title when signing.

MARK HERE IF YOU
☐ INTEND TO ATTEND THE
MEETING